Exhibit 99.1
EXHIBIT INDEX
99.1	Press release issued by the Company on April 27, 2009.
For Immediate Release
Date: April 27, 2009

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended March 31, 2009
PITTSFIELD, MASSACHUSETTS (April 27, 2009): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $792,000, or $0.10 per diluted share for the quarter ended March 31, 2009, which represents a decrease of $1.2 million from net income of $417,000 in the first quarter of 2008. The decrease was primarily the result of an increase in the loss taken on investments deemed to be other-than-temporarily impaired (OTTI), and an increase in the provision expense for loan losses. The total shares outstanding resulted in a book value per share and tangible book value per share of $14.13 and $12.69, respectively, at March 31, 2009.
J. Williar Dunlaevy, Chief Executive Officer, commented “Our operating loss for the first quarter of 2009 is reflective of the precipitous decline that occurred in the markets and the national economy in the fourth quarter of 2008 and that continues into 2009. A major item in this loss was our determination to take a $1.6 million charge for investments deemed to be other-than-temporarily-impaired. Because we continue to hold these investments, these are non-cash and unrealized losses.
“Our Provision for Loan Losses for the quarter was $728,000, which was an increase of $503,000 compared to the first quarter of 2008. The first quarter of 2009 reflects an entirely different economic environment. The impact from the problems in the housing and construction sectors, rising job losses, and reduced consumer spending manifest themselves throughout the economy and we are starting to see that in the markets that we serve. While our non-performing asset and delinquent loan levels have increased they are still well in line with peers. This provision increases our overall Loan Loss Reserve to 1.05% of loan balances compared with 0.86% a year ago, and represents a more appropriate level in this challenging economic environment.
“Legacy is a very well capitalized institution with capital of $124 million, or 12.8% of assets. While it is disappointing to report a quarterly loss, the loss for the quarter represents 0.6% of capital. Increased loan losses are a factor of life for banks in economic recessions. We are very confident that our team is managing the process well and that both our financial and intellectual capital will see us through the storm.

“On a brighter note, we originated $41 million dollars in loans in the first quarter. This is more than a third greater than a year ago and is an indication that Legacy continues to meet the credit needs in the communities that it serves. It also underscores why it would have been superfluous for us to have subscribed to additional capital in the Treasury’s TARP Capital Purchase Program.
“Over the weekend of March 13th we completed the acquisition of our newest office in Haydenville, MA. That office opened as Legacy Banks on Monday, March 16th and has already grown in both deposits and accounts.
“We are mindful that our customers, both depositors and borrowers, have found us to be a safe haven in the storm. We will continue to be that and continue to be focused on our long term strategic goals of achieving profitable growth and creating shareholder value.”
The Company’s balance sheet increased by $23.4 million, or 2.5%, from $944.7 million at December 31, 2008 to $968.1 million at March 31, 2009. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $2.7 million, or 0.4% in the first three months of 2009. While the overall loan balance decreased, commercial real estate and other commercial loans did increase by $11.0 million, or 3.9% to $291.7 million. This increase was offset by a decrease in residential mortgages of $17.8 million, or 5.2% as the majority of the residential mortgage activity was in the 30 year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. The investment portfolio increased by $22.7 million or 17.2%, while cash and cash equivalents increased $2.4 million, or 7.2% at March 31, 2009 as compared to year end.
Deposits have increased by $35.6 million, or 5.9%, to $643.7 million from a balance of $608.1 million at December 31, 2008. In March of 2009, the Bank closed on the acquisition of a single, full-service branch office located in Haydenville, Massachusetts, which resulted in the assumption of approximately $9.8 million of deposit liabilities. Deposits increased primarily in money market accounts and certificates of deposit (CDs) which increased $10.6 million, or 17.6% and $15.7 million or 5.8%, respectively. Other, smaller increases in relationship and regular savings were partially offset by a decrease in demand accounts. Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $10.5 million, or 5.3% at March 31, 2009 as compared to the end of 2008 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they matured during the quarter.
Overall stockholders’ equity remained virtually flat during the first quarter of 2009, decreasing by $30,000. The decrease in equity due to the net loss of $792,000 and the declaration of a dividend of $0.05 per share during the first quarter was partially offset by the amortization of unearned compensation and a decrease in the unrealized loss on available-for-sale investment securities.
Overall nonperforming loans were $11.2 million at March 31, 2009, an increase of $3.6 million as compared to year end. Nonperforming loans as a ratio to total assets was 1.16% at March 31, 2009 as compared to 0.80% at December 31, 2008. Legacy is, and always has been, very diligent in evaluating its loan portfolio, especially given the current volatility in the credit markets. The provision for loan losses was $728,000 in the first quarter of 2009, an increase of

$503,000 as compared to the same period in 2008. This increase was a reflection of both the difference in the amount of and mix of loan growth for the period, a continuous review and analysis of current market and economic conditions by management, as well as higher reserves established against certain loans in 2009. The allowance for loan losses to total loans was 1.05% at March 31, 2009, as compared to 0.95% at December 31, 2008 and 0.86% at March 31, 2008.
The Company’s net interest income increased by $619,000, or 9.8% in the first quarter of 2009 as compared to the same period in 2008. The net interest margin (NIM) was 3.18% for the three months ended March 31, 2009, an increase of 18 basis points from the first quarter of 2008, but a decrease of 21 basis points from the fourth quarter of 2008 as interest rate changes have caused the amount of average interest-bearing assets to reprice downward faster than average interest-earning liabilities.
Non-interest income for the first quarter was a net charge of $294,000 a decrease of $1.4 million from the same period of 2008. The primary cause of this decrease was an increase in the amount of writedowns taken on investments deemed to be OTTI. The Bank incurred $1.6 million of OTTI charges on certain equities, bonds and limited partnership investments in 2009 as compared to OTTI charges of $246,000 in the first quarter of 2008. The Bank also had decreases in fees from customers, portfolio management and insurance and investment products, partially offset by an increase on the gain on sale of mortgages.
Operating expenses increased by $413,000, or 6.2% for the first quarter of 2009 as compared to the same period of 2008. The new full-service denovo branches opened in July 2008 in Albany, New York and in January 2009 in Latham, New York, as well as the Haydenville branch acquired in the first quarter of 2009 contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative (G&A) expenses. Additionally, changes in the deposit insurance assessment formula by the Federal Depository Insurance Corporation (FDIC) resulted in an expense of $249,000 in the first quarter of 2009 as compared to $17,000 in the same period of 2008. The Company’s core efficiency ratio (reported efficiency ratio net of effect of non-core adjustments) improved to 83.6% from 87.1% in the first quarter of 2009 compared to the same period in 2008.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Tuesday April 28, 2009. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning April 28, 2009 at 6:00 p.m. (Eastern Time) through May 5, 2009 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #319099 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and due from banks	$10,610	$13,245
Short-term investments	25,406	20,350

Cash and cash equivalents	36,016	33,595
Securities — Available for sale	155,091	132,357
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	20,215	20,185
Loans held for sale	1,095	—
Loans, net of allowance for loan losses of $7,330 in 2009 and $6,642 in 2008	691,755	695,264
Premises and equipment, net	20,124	19,770
Accrued interest receivable	3,465	3,633
Goodwill, net	9,795	9,687
Net deferred tax asset	10,104	10,023
Bank-owned life insurance	15,724	15,551
Other assets	4,614	4,495

	$968,095	$944,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits :
Noninterest-bearing	$65,930	$66,545
Interest-bearing	577,744	541,543

Total deposits	643,674	608,088
Securities sold under agreements to repurchase	5,214	5,238
Federal Home Loan Bank advances	187,397	197,898
Mortgagors’ escrow accounts	1,076	1,015
Accrued expenses and other liabilities	6,622	8,276

Total liabilities	843,983	820,515

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at March 31, 2009 and December 31, 2008; 8,781,912 outstanding at March 31, 2009 and December 31, 2008)	103	103
Additional paid-in-capital	102,541	102,475
Unearned Compensation — ESOP	(7,872)	(8,055)
Unearned Compensation — Equity Incentive Plan	(2,517)	(2,727)
Retained earnings	57,339	58,534
Accumulated other comprehensive income (loss)	(4,016)	(4,722)
Treasury stock, at cost (1,526,688 shares at March 31, 2009 and December 31, 2008)	(21,466)	(21,466)

Total stockholders’ equity	124,112	124,142

	$968,095	$944,657

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Interest and dividend income:
Loans	$10,033	$10,524
Securities:
Taxable	1,746	1,945
Tax-Exempt	154	116
Short-term investments	4	165

Total interest and dividend income	11,937	12,750

Interest expense:
Deposits	3,005	4,515
Federal Home Loan Bank advances	1,954	1,868
Other borrowed funds	19	27

Total interest expense	4,978	6,410

Net interest income	6,959	6,340
Provision for loan losses	728	225

Net interest income after provision for loan losses	6,231	6,115

Non-interest income:
Customer service fees	680	746
Portfolio management fees	221	279
Income from bank owned life insurance	172	133
Insurance, annuities and mutual fund fees	22	65
Gain (loss) on sales of securities, net	(19)	87
Loss on impairment of securities	(1,581)	(246)
Gain on sales of loans, net	199	65
Miscellaneous	12	23

Total non-interest income	(294)	1,152

Non-interest expenses:
Salaries and employee benefits	3,444	3,575
Occupancy and equipment	1,049	912
Data processing	664	636
Professional fees	245	167
Advertising	326	255
Other general and administrative	1,349	1,119

Total non-interest expenses	7,077	6,664

Income (loss) before income taxes	(1,140)	603
Provision (benefit) for income taxes	(348)	186

Net income (loss)	$(792)	$417

Earnings (loss) per share
Basic	$(0.10)	$0.05
Diluted	$(0.10)	$0.05

Weighted average shares outstanding
Basic	7,977,953	8,280,741
Diluted	7,977,953	8,308,031

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2009	2008
Financial Highlights:
Net interest income	$6,959	$6,340
Net income (loss)	(792)	417
Per share data:
Earnings (loss) — basic	(0.10)	0.05
Earnings (loss) — diluted	(0.10)	0.05
Dividends declared	0.05	0.05
Book value per share — end of period	14.13	14.41
Tangible book value per share — end of period	12.69	13.01

Ratios and Other Information:
Return (loss) on average assets	(0.33)%	0.18%
Return (loss) on average equity	(2.53)%	1.25%
Net interest rate spread (1)	2.81%	2.43%
Net interest margin (2)	3.18%	3.00%
Efficiency ratio (3)	83.6%	87.1%
Average interest-earning assets to average interest-bearing liabilities	116.45%	118.68%

At period end:
Stockholders’ equity	$124,112	$131,218
Total assets	968,095	912,324
Equity to total assets	12.8%	14.4%
Non-performing assets to total assets	1.16%	0.84%
Non-performing loans to total loans	1.61%	1.16%
Allowance for loan losses to non-performing loans	65.42%	73.79%
Allowance for loan losses to total loans	1.05%	0.86%
Number of full service offices	19	16

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on the sale or impairment of securities).

Analysis of Net Interest Margin — First Quarter:

	Three Months Ended March 31, 2009			Three Months Ended March 31, 2008
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$694,359	$10,033	5.78%	$655,712	$10,524	6.42%
Investment securities	158,293	1,900	4.80%	169,087	2,061	4.88%
Short-term investments	22,121	4	0.07%	20,998	165	3.14%

Total interest-earning assets	874,773	11,937	5.46%	845,797	12,750	6.03%
Non-interest-earning assets	73,681			66,331

Total assets	$948,454			$912,128

Interest-bearing liabilities:
Savings deposits	$50,142	48	0.38%	$51,671	53	0.41%
Relationship Savings	123,614	478	1.55%	116,765	811	2.78%
Money market	57,454	199	1.39%	61,535	497	3.23%
NOW accounts	41,486	49	0.47%	40,031	59	0.59%
Certificates of deposits	279,579	2,231	3.19%	274,266	3,095	4.51%

Total interest-bearing deposits	552,275	3,005	2.18%	544,268	4,515	3.32%
Borrowed Funds	198,926	1,973	3.97%	168,375	1,895	4.50%

Total interest-bearing liabilities	751,201	4,978	2.65%	712,643	6,410	3.60%
Non-interest-bearing liabilities	71,839			65,803

Total liabilities	823,040			778,446
Equity	125,414			133,682

Total liabilities and equity	$948,454			$912,128

Net interest income		$6,959			$6,340

Net interest rate spread (3)			2.81%			2.43%
Net interest-earning assets (4)	$123,572			$133,154

Net interest margin (5)			3.18%			3.00%
Average interest-earning assets to interest-bearing liabilities			116.45%			118.68%

(1)	Yields and rates for the three months ended March 31, 2009 and 2008 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2009 and 2008.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At March 31, 2009		At December 31, 2008
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$326,415	46.79%	$344,235	49.15%
Commercial	255,253	36.59	246,374	35.18
Home equity	67,262	9.64	63,138	9.01

	648,930	93.02	653,747	93.34

Other loans:
Commercial	36,408	5.22	34,242	4.89
Consumer and other	12,295	1.76	12,386	1.77

	48,703	6.98	46,628	6.66

Total loans	697,633	100.00%	700,375	100.00%

Other Items:
Net deferred loan costs	1,452		1,531
Allowance for loan losses	(7,330)		(6,642)

Total Loans, net	$691,755		$695,264

Securities and Other Investment Portfolio Composition:

	At March 31, 2009		At December 31, 2008
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises	$56,397	$56,730	$36,459	$36,832
Municipal bonds	16,048	15,893	15,876	15,632
Corporate bonds and other obligations	1,478	1,425	363	363
Mortgage-backed securities	81,408	76,110	80,267	73,986

Total debt securities	155,331	150,158	132,965	126,813

Common stock	5,624	4,933	6,314	5,544

Total securities available for sale	160,955	155,091	139,279	132,357

Securities held to maturity:
Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Other investments	7,574	7,574	7,544	7,544

Total restricted equity securities and other investments	20,215	20,215	20,185	20,185

Total securities	$181,267	$175,403	$159,561	$152,639

Deposit Accounts Composition:

	At March 31, 2009		At December 31, 2008
	Balance	Percent	Balance	Percent
	(Dollars in Thousands)
Deposit type:
Demand	$65,930	10.24%	$66,545	10.94%
Regular savings	52,312	8.13	46,946	7.72
Relationship savings	124,465	19.34	121,376	19.96
Money market deposits	70,788	11.00	60,174	9.89
NOW deposits	44,645	6.94	43,206	7.11

Total transaction accounts	358,140	55.64	338,247	55.62

Certificates of deposit	285,534	44.36	269,841	44.38

Total deposits	$643,674	100.00%	$608,088	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended March 31,
	2009	2008
Net Income (loss) (GAAP)	$(792)	$417

Less: (Gain) loss on sale or impairment of securities, net	1,600	159

Adjustment: Income taxes related to non- recurring adjustments noted above	(488)	(49)

Net Income (Core)	$320	$527

Efficiency Ratio (As Reported)	83.6%	87.1%

Effect of gain or loss on sale or impairment of securities, net	—	—

Efficiency Ratio (Core)	83.6%	87.1%